Exhibit 10.6

ADVISORY SERVICES AGREEMENT

THIS ADVISORY SERVICES AGREEMENT (the “Agreement”), is made and entered into as of the 19th day of February, 2015, but effective the 4th day of March, 2015 (the “Effective Date”), by and between HELMERICH & PAYNE, INC. (the “Company”) and Steven R. Mackey (“Mackey”).

W I T N E S S E T H:

WHEREAS, Mackey possesses expertise and experience with regard to the Company’s businesses;

WHEREAS, Mackey has agreed to provide certain advisory services to the Company and to receive payment therefor pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties agree as follows:

1.                                      Term.  The term of this Agreement shall be March 4, 2015 to February 28, 2016 (the “Term”) unless terminated earlier as provided herein.

2.                                      Services.  During the Term of this Agreement, Mackey shall provide advice and counsel on those matters identified by the Company’s Chairman of the Board of Directors.  It is anticipated that Mr. Mackey shall provide advice on real estate and general corporate matters.  It is estimated that Mackey will provide approximately 35 hours of services to the Company per month.  Mackey shall not be prevented from engaging in other consulting projects or endeavors which are not in direct conflict with the business of the Company or its subsidiaries or his duties under this Agreement.

3.                                      Fee.

(a)         In consideration for the performance of the services described in Section 2 hereof, during the Term, Mackey shall be paid a monthly fee of $20,833.33.

(b)         Expenses.  Mackey shall be entitled to receive reimbursement for all reasonable business and travel expenses incurred for the benefit of the Company (including first class travel for international air flights), all under and in accordance with the policies, practices and procedures of the Company as approved and interpreted by the Chairman of the Board of Directors.

4.                                      Independent Contractor.  Mackey is retained by the Company as an independent contractor and not as an “agent” or “employee” of the Company.  During the Term of this Agreement, Mackey shall hold himself out as an independent contractor and not as an “agent” or “employee” of the Company.  Accordingly, the Company will not provide nor will it be responsible to pay for, wages or benefits to Mackey pursuant to this Agreement.  Further, Mackey shall be responsible for withholding of applicable federal and state income tax and such other insurance and payroll deductions as required by law.  Mackey is responsible, where necessary, to secure at his sole cost, worker’s compensation insurance, disability benefits or any other insurance as may be required by law.

5.                                      Indemnity.  The Company shall defend, indemnify and hold harmless Mackey against and in respect of any and all damages, claims, losses, expenses, costs, obligations and liabilities (including reasonable attorney’s fees) incident to any suit, action, investigation, claim or proceeding which Mackey may incur or may suffer as a direct result of providing services pursuant to this Agreement; provided, that the foregoing indemnification shall not include or apply to any loss or liability arising out of any act or omission of Mackey which resulted from his fraud, gross negligence or willful misconduct or breach or default under this Agreement.

6.                                      Compliance with Applicable Laws.  During the Term of this Agreement, Mackey will comply with all applicable laws, rules and regulations with regard to his performance of services hereunder.

7.                                      Termination.

(a)                                 Expiration.  This Agreement shall terminate, without further action of the parties hereto, upon the expiration of the Term as provided in Section 1.

(b)                                 Early Termination.  Either party can terminate this Agreement at any time for any reason upon 60 days prior written notice to the other party.

(c)                                  Death or Disability.  This Agreement will immediately terminate upon the death or disability of Mackey.

8.                                      Obligations of Company Upon Termination.  If this Agreement is terminated as provided in Section 7 above, then this Agreement shall terminate without further obligation to Mackey, other than those obligations accrued or earned by Mackey as of the date of termination.  In the event of termination, Mackey shall return all property of Company within thirty (30) days of termination.

9.                                      Confidentiality.  All information received by Mackey regarding the Company including its business, operations, trade secrets or assets shall be confidential and shall not be disclosed to any third party except as specifically required for Mackey to perform his services under this Agreement.

10.                               Successors and Binding Effect.

(a)                                 Assignment.  This Agreement shall not be assignable by either party without prior written consent of the other party.

(b)                                 Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective personal or legal representatives, executors, administrators and successors.

11.                               Miscellaneous.

(a)                                 Construction.  This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma.

(b)                                 Headings.  The captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

(c)                                  Amendment.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors, assigns or the legal representatives as the case may be.

(d)                                 Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid.  Notices and communications shall be effective when actually received by the addressee unless otherwise specifically provided in this Agreement.

(e)                                  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.

(f)                                   No Waiver.  The failure of either party to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

(g)                                  Entire Agreement.  This Agreement contains the entire understanding of the Company and Mackey with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

HELMERICH & PAYNE, INC.

By	/s/ JOHN W. LINDSAY
JOHN W. LINDSAY
CHIEF EXECUTIVE OFFICER

/s/ STEVEN R. MACKEY
STEVEN R. MACKEY